Exhibit 10.1
Master Supply Agreement
By and between
RTI HAMILTON, INC. AND TRONOX LLC
     This Master Supply Agreement (this “Agreement”) is entered into on this 25th day of March, 2008, between RTI HAMILTON, INC., a corporation duly incorporated and existing under the laws of Ohio, having its principal office at 1000 Warren Avenue, Niles, Ohio, 44446, U.S.A. (hereinafter referred to as “RTI”), and TRONOX LLC, a limited liability company duly organized and existing under the laws of Delaware, having its principal office at One Leadership Square, Suite 300, 211 North Robinson Avenue, Oklahoma City, Oklahoma, 73102, U.S.A. (herein referred to as “TRONOX”).
WITNESSETH:
     WHEREAS, RTI and TRONOX intend to enter into necessary lease agreements for certain property adjacent to a plant operated by TRONOX in Hamilton, Mississippi for the purpose of constructing a titanium sponge manufacturing facility that will have access to TiCl4 produced by TRONOX; and
     WHEREAS, RTI will require a stable supply of TiCl4 in the manufacturing of titanium sponge at the RTI Facility over a long period of time; and
     WHEREAS, TRONOX desires to provide and sell sufficient quantities of TiCl4 to RTI necessary for the operation of the RTI Facility throughout the term of this Agreement on the terms and conditions set forth hereinafter; and
     WHEREAS, RTI will generate Chlorine gas as a co-product of its manufacturing process, which TRONOX desires to obtain and RTI has agreed to supply.

     NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:
ARTICLE 1
DEFINITIONS
     As used in this Agreement, the following terms shall have the meanings as specified below:
1.1 “Annual Nomination” shall have the meaning described in Section 5.1 and Appendix B.
1.2 “Calendar Year” means each year from January 1st to December 31st, the first of which is the year of January 1, 2009, to December 31, 2009.
1.3 “Capacity Reservation” shall have the meaning described in Section 5.1 and Appendix B.
1.4 “Chlorine” shall mean chlorine produced as a co-product of RTI and meeting the Chlorine Specification. Any and all references to “Chlorine” in this Agreement shall be deemed to describe chlorine that conforms to the Chlorine Specification, unless the context requires otherwise.
1.5 “Chlorine Pipeline” shall have the meaning described in Section 3.3.
1.6 “Chlorine Specification” means the specification of return Chlorine from RTI to TRONOX as specified in No. 40323010, dated December 18, 2007, which is attached as Appendix A, and as may be mutually amended or modified from time to time.
1.7 “Claims” shall have the meaning described in Section 11.1.
1.8 “Confidential Information” shall have the meaning described in Section 18.1.

1.9 “Delivered Price” shall mean the price of a component plus freight to the TRONOX Plant gate and handling.
1.10 “Disclosing Party” shall have the meaning described in Section 18.1.
1.11 “Environmental Laws” shall have the meaning described in Section 11.4.
1.12 “Ground Lease” shall have the meaning described in Section 16.1.
1.13 “Initial Annual Nomination” shall have the meaning described in Section 4.2.
1.14 “Non-renewal Notice” shall have the meaning described in Section 15.1.
1.15 “Price” shall have the meaning described in Section 7.1.
1.16 “Purchase Order” shall have the meaning described in Section 6.1.
1.17 “Quarter” means any three (3) month period of January 1st to March 31st, April 1st to June 30th, July 1st to September 30th or October 1st to December 31st.
1.18 “Quarterly Estimate” shall have the meaning described in Section 5.2.
1.19 “Receiving Party” shall have the meaning described in Section 18.1.
1.20 “Regulated Substances” shall have the meaning described in Section 11.1.
1.21 “Renewal Term” shall have the meaning described in Section 15.1.
1.22 “RTI Facility” means the RTI titanium sponge manufacturing facility being constructed in Hamilton, Mississippi adjacent to the TRONOX Plant and the real property on which such facilities are situated.
1.23 “Term” shall have the meaning described in Section 15.1.
1.24 “TiCl4” shall mean titanium tetrachloride produced by TRONOX and meeting the TiCl4 Specification. Any and all references to “TiCl4” in this Agreement shall be deemed to describe TiCl4 that conforms to the TiCl4 Specification, unless the context requires otherwise.

1.25 “TiCl4 Pipeline” shall have the meaning described in Section 3.2.
1.26 “TiCl4 Specification” means the specification of TiCl4 specified in No. S-100HAM, revision dated March 3, 2008, which is attached as Appendix A, and as may be mutually amended or modified from time to time.
1.27 “Ton” shall mean two thousand (2,000) pounds.
1.28 “Tronox Permitted Air Emissions” shall have the meaning described in Section 11.3.
1.29 “Tronox Plant” means the existing TRONOX facility located in Hamilton, Mississippi wherein TRONOX is currently producing TiCl4 and the real property on which such facility is situated.
ARTICLE 2
SALES AND PURCHASE
2.1 During the term of this Agreement, TRONOX agrees to sell and deliver to RTI, and RTI agrees to purchase and take delivery of, TiCl4 upon the terms and conditions hereinafter set forth.
2.2 All of the TiCl4 sold and delivered by TRONOX hereunder shall be produced in accordance with all applicable laws and regulations, and shall conform, in all material respects, to the TiCl4 Specification.
2.3 The sale and delivery of TiCl4 by TRONOX to RTI shall be accomplished through the issuance of Purchase Orders, as set forth in Article 6 of this Agreement.

ARTICLE 3
DELIVERY
3.1 Consistent with the requirements set forth in Article 5 of this Agreement, RTI shall provide TRONOX with reasonable written notice prior to placing all orders for purchase of TiCl4.
3.2 TRONOX shall timely fulfill all Purchase Orders for TiCl4 received from RTI and shall deliver such TiCl4 through a pipeline that connects from the TRONOX Plant to the RTI Facility (the “TiCl4 Pipeline”).
3.3 RTI shall timely supply Chlorine to TRONOX and shall deliver such Chlorine through a pipeline that connects from the RTI Facility to the TRONOX Plant (the “Chlorine Pipeline”).
3.4 TiCl4 shall be deemed delivered by TRONOX to RTI when TiCl4 within the TiCl4 Pipeline enters the storage tanks installed at the RTI Facility. Chlorine shall be deemed delivered by RTI to TRONOX when Chlorine within the Chlorine Pipeline enters the TRONOX Plant Chlorine header.
3.5 RTI shall be responsible for all cost and expense associated with the construction of the TiCl4 Pipeline and the Chlorine Pipeline. The design and specifications for the materials of the construction of the TiCl4 Pipeline and the Chlorine Pipeline must be approved in writing by the parties prior to commencing construction. TRONOX shall own the TiCl4 Pipeline and shall be responsible for all cost and expense associated with the operation, maintenance, repair and replacement of the TiCl4 Pipeline. RTI shall own the Chlorine Pipeline and shall be responsible for all cost and expense associated with the operation, maintenance, repair and replacement of the Chlorine Pipeline. RTI shall own and be responsible for all cost and expense associated with the construction, operation, maintenance, repair and replacement of all water, sewage, natural gas, or other pipelines that exist and/or are installed solely for use by RTI, from the tie in of such dedicated pipelines in the TRONOX Plant to the origin or final destination in the RTI Facility. RTI shall own and be responsible for all cost and expense associated with the construction, operation, maintenance, repair and replacement of the pipe rack connecting the RTI Facility to the TRONOX Plant from origin to destination. TRONOX agrees to grant RTI an easement, in a form mutually satisfactory to the parties, on, over, under and through the TRONOX Plant for the sole purpose of providing RTI access rights necessary for RTI to meet its operation, maintenance, repair and replacement obligations set forth herein.
ARTICLE 4
QUANTITY
4.1 Pursuant to the provisions of Sections 4.2 and 4.3, RTI shall purchase and TRONOX shall sell the quantity of TiCl4 necessary and sufficient for the operation of the RTI Facility at the price stipulated in Appendix B for each of the Calendar Years 2009 (if any) to 2030.
4.2 During the Calendar Year 2009, RTI will purchase from TRONOX a sufficient quantity of TiCl4 required to begin operations of the RTI Facility, if any. RTI will provide written notice of this quantity for Calendar Year 2009 (the “Initial Annual Nomination”)” to TRONOX on or before October 15, 2008.
4.3 During each of the Calendar Years 2010 to 2030, RTI will purchase from TRONOX a sufficient quantity of TiCl4 required for the operations of the RTI Facility for the minimum quantities (set forth in Tons) specified in Appendix B, and TRONOX agrees to reserve, make available, supply and sell TiCl4 in a quantity no less than that which is specified in Appendix B. RTI agrees that TRONOX is not obligated to deliver TiCl4 in equal periodic amounts during a Calendar Year, but TRONOX’s obligation is to deliver the Annual Nomination (or such other quantity of TiCl4 agreed to in writing between the parties) during the course of the applicable Calendar Year, subject to the provisions of Article 10.1 and Appendix B.
4.4 For purposes of this Article 4 and Article 6 only, TiCl4 shall be deemed to be sold and purchased when delivered by TRONOX, which shall be such time as the TiCl4 within the TiCl4 Pipeline enters the storage tanks installed at the RTI Facility. Title to and risk of loss of TiCl4 is as defined in Article 9 of this Agreement.
4.5 During each of the Calendar Years 2009 (if any) to 2030, RTI will return to TRONOX Chlorine through the Chlorine Pipeline in quantities that are equivalent to the amount of Chlorine contained in the TiCl4 delivered to RTI by TRONOX. The Chlorine shall conform to the Chlorine Specification. Any difference in the amount of Chlorine supplied in the TiCl4 and the amount of Chlorine returned to TRONOX will be invoiced by TRONOX to RTI on a monthly basis as specified in Appendix B. For clarification purposes, RTI and TRONOX agree that one (1) ton of TiCl4 contains 0.7475 (Merck Index Ratio) tons of Chlorine.
ARTICLE 5
ADVANCE NOTICE OF REQUIREMENTS
5.1 RTI shall provide to TRONOX a written “Capacity Reservation” schedule for four (4) Calendar Years on a rolling four (4) year schedule as specified in Appendix B.

RTI shall provide to TRONOX a written projection of its requirement for TiCl4 necessary and sufficient for the operations of the RTI Facility for each Calendar Year on or before October 15 of the preceding Calendar Year (each, an “Annual Nomination”), subject to the restrictions as described in Appendix B. In addition, RTI will provide TRONOX with a written forecast for any planned titanium sponge production capacity increases for the next succeeding Calendar Year, subject to the restrictions set forth in Appendix B.
5.2 In addition to the foregoing, RTI shall furnish TRONOX, at least thirty days (30) in advance of each Quarter, a written projection of its requirement for TiCl4 sufficient for the operations of the RTI Facility for such Quarter (the “Quarterly Estimate”). During any one (1) month period within a Calendar Year, TRONOX shall not be required to sell and deliver an amount of TiCl4 that is twenty percent (20%) greater than or twenty percent (20%) less than the preceding month, unless mutually agreed upon in writing by both parties; provided, however, that this variance shall not apply if such variance is the result of a previously planned production increase that is detailed in the Annual Nomination and thereby disclosed by RTI to TRONOX. In the event that TRONOX experiences a planned or an unplanned outage in a month, TRONOX agrees to sell and RTI agrees to purchase, in subsequent months, the quantity of TiCl4 necessary to satisfy the Quarterly Estimate and replenish the “supply reserve” requirement (as described in Section 10.1). Any purchases of TiCl4 from alternate sources by RTI pursuant to Section 10.2 shall be credited against the Quarterly Estimate for the purpose of this Section 5.2.

5.3 Notwithstanding the provisions of Sections 5.1 and 5.2, RTI agrees to purchase, and TRONOX agrees to sell and deliver, TiCl4 in minimum quantities for each Calendar Year as set forth on Appendix B.
5.4 TRONOX acknowledges that its covenants contained in this Article 5 are material, and that the failure to reserve, make available, supply, sell and deliver TiCl4 in quantity equal to the lesser of the Capacity Reservation for the applicable Calendar Year or 125% of the Annual Nomination for the applicable Calendar Year would cause material and substantial damages to RTI in the operation of the RTI Facility and its other operations dependent upon output planned from the RTI Facility.
5.5 RTI acknowledges that its covenants contained in this Article 5 are material, and that its failure to purchase and take delivery of TiCl4 in quantity equal to the Initial Annual Nomination and the Capacity Reservation, or the minimum quantities for each Calendar Year set forth on Appendix B, whichever is less, or to deliver the Chlorine to TRONOX would cause material and substantial damages to TRONOX in the operation of the TRONOX Plant.
ARTICLE 6
PURCHASE ORDERS
6.1 During the term of this Agreement, RTI shall submit written annual blanket purchase orders to TRONOX in the form of Appendix C, or as Appendix C may be amended or modified from time to time by the mutual written agreement of the parties (each is referred to as a “Purchase Order”).

6.2 Each Purchase Order shall stipulate the applicable Annual Nomination of TiCl4 for the applicable Calendar Year. RTI will issue individual monthly release quantities against the annual Purchase Order by the 20th day of the preceding month.
6.3 Each Purchase Order shall be deemed to incorporate the terms and conditions set forth in this Agreement. Performance under this Agreement or any Purchase Order is expressly limited to the terms and conditions of this Agreement and the commercial terms of the applicable Purchase Order. No modification of the terms and conditions of this Agreement shall be affected by TRONOX’s acceptance of a Purchase Order containing different terms and conditions and such terms and conditions shall be considered objected to by TRONOX.
ARTICLE 7
PRICE
7.1 The parties agree that the price for all TiCl4 purchased and sold pursuant to this Agreement shall be stated in U.S. Dollars per Ton FOB the TiCl4 Pipeline (the “Price”).
7.2 The Price of TiCl4 shall be as set forth on the price schedule contained in Appendix B, and shall be adjusted as provided in Appendix B. Further, TRONOX agrees to provide RTI with a written forecast for any planned or projected price increases for TiCl4 purchased hereunder no later than October 15 of each year to be applied to the following Calendar Year. Such forecast shall be determined using the price calculation process and components of the price calculation set forth in Appendix B. Such forecast is an estimate and subject to change subject to the terms contained in Appendix B.

ARTICLE 8
PAYMENT
8.1 Unless RTI and TRONOX otherwise agree in writing and set forth in any Purchase Order, TRONOX will issue a consolidated invoice to RTI at the end of each month for the TiCl4 delivered to RTI during that month and for the difference in the Chlorine delivered to RTI and the Chlorine returned by RTI to the TRONOX Plant Chlorine header. RTI agrees to pay such invoices no later than thirty (30) days from the date the invoice is issued.
ARTICLE 9
TITLE AND RISK
9.1 Title to TiCl4 purchased by RTI shall transfer to RTI once TiCl4 within the TiCl4 Pipeline enters the storage tanks constructed and installed at the RTI Facility. TRONOX shall bear the risk of loss of, or damage to, the TiCl4 within the TiCl4 Pipeline until the TiCl4 enters the storage tanks installed at the RTI Facility.
9.2 Title to Chlorine delivered by RTI to TRONOX shall transfer to TRONOX once Chlorine within the Chlorine Pipeline enters the TRONOX Plant Chlorine header. RTI shall bear the risk of loss, or damage to, the Chlorine within the Chlorine Pipeline until the Chlorine enters the TRONOX Plant Chlorine header.
ARTICLE 10
SUPPLY DISRUPTION
10.1 The parties acknowledge that TRONOX will have periodic planned maintenance outages and that during any such outage TRONOX will not be able to deliver TiCl4 to RTI. In order to ensure the uninterrupted supply of TiCl4 to RTI during any such outage, and without limiting the obligation of TRONOX to provide RTI with an uninterrupted supply of TiCl4, RTI agrees to construct, install and maintain storage tanks on the RTI Facility with an aggregate capacity equal to or greater than a ten (10) days’ supply of TiCl4, and TRONOX agrees to maintain storage capacity of not less than a two (2) days’ supply TiCl4 in the two feed tanks situated downstream from the TiCl4 purification columns in the TRONOX Plant. The parties acknowledge the purpose of the storage capacity is to provide a supply reserve for RTI during any planned or unplanned outage, and RTI agrees to only use the supply reserve for such purposes, and as an in-line buffer to balance minor daily imbalances between TRONOX supply and RTI consumption of TiCl4. In the event TRONOX is unable to supply TiCl4 for a period, for any reason not set forth in Article 19 (Force Majeure), immediately at such time as TRONOX recommences production, TRONOX is obligated to supply the volume of TiCl4 required to support the RTI daily production rate and begin to replenish the ten (10) days’ supply reserve in an expeditious manner. Should the down time extend such that the ten (10) days’ supply reserve is exhausted, TRONOX is obligated to have alternate supply in place to satisfy RTI’s daily production rate. In the event of a total disruption of the supply of TiCl4, and once the ten (10) days’ supply reserve is exhausted, TRONOX is obligated to secure TiCl4 from other sources as described in Section 10.2. RTI is obligated to receive whatever quantity is necessary to replenish the ten (10) days’ supply reserve immediately at such time as TRONOX recommences TiCl4 production. For purposes of this Agreement, the parties agree that a one (1) day of supply of TiCl4, in Tons, equals no less than the RTI Quarterly Estimate for the given Quarter divided by ninety (90) days.

10.2 In the event of an unplanned outage or sustained planned outage that may jeopardize the continuous operation of the RTI Facility, or if TRONOX otherwise fails to sell and deliver the requested quantities of TiCl4 to RTI, except for the reasons set forth in Article 19 (Force Majeure), TRONOX will secure TiCl4 from an alternate TiCl4 facility, which may or may not be owned or operated by TRONOX, and provide such TiCl4 to RTI at the price set forth in Article 7 hereof. In the event TRONOX is unable to obtain an alternate, adequate supply of TiCl4 to satisfy the requests of RTI, TRONOX shall provide, to the extent technically possible, any processing required to complete the production of qualified TiCl4 from materials provided by RTI. Further, TRONOX shall reimburse RTI for all costs, expenses and damages reasonably incurred by RTI to obtain and deliver (a) component materials for processing from an alternate source; and (b) TiCl4 from an alternate TiCl4 facility, which is not owned by TRONOX.
10.3 Notwithstanding the foregoing, in the event of an unplanned outage or sustained planned outage that is caused by or adversely affects the continuous supply of Chlorine to TRONOX, RTI will reimburse TRONOX for costs related to the loss of Chlorine supply as set forth in Appendix B.2.
10.4 In a Calendar Year, TRONOX will have planned outage(s) of not more than 48 hours cumulatively, and may include more than one (1) event, in which a reduced amount or no Chlorine return from RTI can be processed. TRONOX will provide RTI with ninety (90) days written notice of planned outages and RTI will be responsible for the disposition of Chlorine generated during these times; provided, however, if circumstances prevent TRONOX from scheduling a planned outage ninety (90) days in advance, then in no event shall TRONOX schedule a planned outage less than thirty (30) days after delivery of written notice to RTI of such planned outage.
ARTICLE 11
ENVIRONMENTAL AND INDEMNITY
11.1 TRONOX agrees and covenants to indemnify, defend, hold harmless, save, discharge and release RTI, its parent and affiliated companies, and their respective shareholders, members, partners, directors, managers, officers, employees, agents, successors and assigns from and against any and all causes of action, administrative actions or proceedings, investigation and remediation costs, obligations, judgments, payments, charges, judgments, assessments, damages, liabilities, claims, demands, actions, penalties, fines, losses, costs and expenses (including attorneys fees, costs, fees of experts and any legal or other expenses reasonably incurred in connection therewith) of any type or nature whatsoever (collectively, the “Claims”) arising out of, resulting from or related to: (i) any breach or inaccuracy in any representation or warranty made by TRONOX in this Agreement; (ii) any failure of TRONOX to perform or observe any term, provision, condition or covenant set forth in this Agreement; (iii) the migration, flow, percolation, diffusion or movement of any hazardous or toxic substance, material, chemical, pollutant, constituent, waste, mold or any element (collectively, “Regulated Substances”) which is included under or regulated by any Environmental Law (as hereafter defined) from the TRONOX Plant on, to or under the RTI Facility that arise from or are caused by, directly or indirectly, the actions of or failure to act by TRONOX; (iv) the presence of any Regulated Substances on, to or under the RTI Facility that arises from or exists as a result of TRONOX’s prior possession of the RTI Facility, whether the same is discovered before or after the effective date of this Agreement; and (v) the violation of any Environmental Law.
11.2 RTI agrees and covenants to indemnify, defend, hold harmless, save, discharge and release TRONOX, its parent and affiliated companies, and their respective shareholders, members, partners, directors, managers, officers, employees, agents, successors and assigns from and against any Claims arising out of, resulting from or related to: (i) any breach or inaccuracy in any representation or warranty made by RTI in this Agreement; (ii) any failure of RTI to perform or observe any term, provision, condition or covenant set forth in this Agreement; (iii) the migration, flow, percolation, diffusion or movement of any Regulated Substances from the RTI Facility on, to or under the TRONOX Plant that arise from or are caused by, directly or indirectly, the actions of or failure to act by RTI; and (iv) the violation of any Environmental Law.
11.3 It shall be the sole responsibility of RTI to obtain all environmental permits and comply with any Environmental Laws necessary for construction and/or operation of the RTI Facility, including without limitation, any permits related to air quality, wetlands regulation. RTI shall not seek any environmental permit which impacts or potentially impacts operation of the Tronox Plant. RTI agrees to consult with Tronox prior to filing any permit application which would allow construction and/or operation of the RTI Facility. Notwithstanding the foregoing, the parties may, by mutual written agreement, determine that it is beneficial to replace the current unified Title V air permit for the TRONOX Plant and the RTI Facility with a separate air permit for the TiO2 and sodium chlorate plants within the TRONOX Plant on the one hand, and the RTI Facility on the other. The current Title V air permit related to the Tronox Plant allows potential emissions of not more than certain amounts per hour of particulate matter (“TRONOX Permitted Air Emissions”). RTI shall have the right to construct or expand its titanium sponge plant, provided that such construction or expansion (i) is done in a manner using best available control technology (unless otherwise required by law) and designed to result in minimal or no degradation of air emissions at the TRONOX Plant; and (ii) such construction or expansion does not, without the prior written consent of TRONOX, use any particulate material increment remaining under the TRONOX Permitted Air Emissions, except to the extent agreed to in writing by TRONOX.
11.4 For purposes of this Agreement, “Environmental Law” shall mean any and all present and future federal, state and local environmental laws, rules and regulations, court and regulatory orders, ordinances and directives of any entity or governmental body having jurisdiction over environmental regulation that govern the existence, cleanup and/or remedy of contamination on property, the protection of the environment from spilled, deposited or otherwise placed contamination, or the control, use, generation, storage, transport, treatment, removal or recovery of Regulated Substances.
ARTICLE 12
WARRANTY
12.1 TRONOX hereby warrants that any and all TiCl4 supplied under this Agreement shall conform to the TiCl4 Specification. EXCEPT FOR THE FOREGOING, NO OTHER WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, IS MADE BY TRONOX.

ARTICLE 13
DEFAULT
13.1 TRONOX shall be in default under this Agreement upon the occurrence of any one (1) or more of the following events:
      (a) The failure to supply any requested quantity of TiCl4 to RTI subject to the provisions contained in Appendix B. In the event TRONOX fails to supply a requested quantity of TiCl4 to RTI, RTI shall provide written notice of same (pursuant to the notice provision of this Agreement) within five (5) days. TRONOX shall have five (5) days from the date of receipt of such notice to cure the default and provide the requested quantity of TiCl4, or such other quantity as RTI agrees in writing, provided; however, Tronox shall not be required to provide any quantity in excess of that required under this Agreement.
     (b) The delivery of any quantity of TiCl4 to RTI that fails to conform, in all material respects, to the TiCl4 Specifications. RTI and TRONOX agree that Section 6 of Appendix A shall control any issue related to or involving TiCl4 that does not conform to the TiCl4 Specifications.
      (c) Failure to comply with any other terms or provisions set forth in this Agreement or any Purchase Order within ten (10) days following written notice to TRONOX from RTI setting forth the failure to comply and the reasonable steps required to cure such failure.
13.2 RTI shall be in default under this Agreement upon the occurrence of any one (1) or more of the following events:

      (a) Failure to remit amounts due to TRONOX under a monthly invoice submitted pursuant to Article 8 as and when due. In the event RTI fails to remit amounts due to TRONOX owed under a monthly invoice as and when due, TRONOX shall provide written notice of same (pursuant to the notice provision of this Agreement) within five (5) days. RTI shall have five (5) business days from the receipt of such notice to remit payment of the requested amount, or to provide written notice that it contests such amounts are due, and setting forth the basis therefor.
      (b) Failure to comply with any other terms or provisions set forth in this Agreement or any Purchase Order within ten (10) days following written notice to RTI from TRONOX setting forth the failure to comply and the reasonable steps required to cure such failure.
      (c) The delivery of any quantity of Chlorine to TRONOX that fails to conform, in all material respects, to the Chlorine Specification.
ARTICLE 14
REPRESENTATIONS AND WARRANTIES
14.1 Each party represents and warrants to the other that it has the right and authority to enter into this Agreement and to perform all of its respective obligations and undertakings herein. Each party further represents and warrants to the other that (i) the rights and privileges granted or to be granted hereunder are and will at all times be free and clear of any liens, claims, charges or encumbrances; and (ii) neither party has done or omitted to do, nor will do or omit to do, any act or thing that would or might impair, encumber, or diminish the other party’s full enjoyment of the rights and privileges granted and to be granted under this Agreement.

14.2 Each party represents and warrants that (i) it is duly organized and existing in good standing under the laws of the jurisdiction in which it is organized, is duly qualified and in good standing as a foreign corporation in every state in which the character of its business requires such qualifications, and has the power to own its property and to carry on its business as now being conducted, (ii) this Agreement is the legal, valid and binding obligation of such party and is enforceable against such party in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, or other similar laws affecting the enforcement of creditors’ rights generally and except that the availability of equitable remedies, including specific performance, may be subject to the discretion of the court before which any proceeding may be brought; (iii) no approvals or consents are required to be obtained for such party to execute, deliver or perform under this Agreement; and (iv) there are no claims, demands, investigations, actions, suits or other legal proceedings of any type or nature whatsoever pending or threatened against such party that would impair the ability of such party to execute, deliver or perform under this Agreement.
14.3 TRONOX represents and warrants that, in the event it files a petition for relief for protection under any chapter of the Bankruptcy Code (11 U.S.C. § 101, et seq.), or if involuntary bankruptcy proceedings are initiated against TRONOX , during the Initial Term, or any applicable Renewal Term of this Agreement, then TRONOX, upon the written request of RTI, shall seek the assumption (and assignment, if requested) of this Agreement pursuant to § 365 of the Bankruptcy Code (11 U.S.C. § 365), and/or other similar provisions of the Bankruptcy Code governing the assumption of executory contracts.

ARTICLE 15
TERM
15.1 The term of this Agreement shall commence on the date first set forth above and remain in effect for a period of twenty (20) Calendar Years commencing from January 1 of the Calendar Year immediately following the date on which TRONOX makes its first delivery of TiCl4 to RTI under this Agreement (the “Initial Term”). For illustrative purpose only, if TRONOX make its first delivery of TiCl4 to RTI on July 1, 2009, then the term of this Agreement shall commence effective as of January 1, 2010, and shall expire on December 31, 2030. This Agreement shall automatically renew for consecutive twenty (20) Calendar Year terms (each, a “Renewal Term”), under the same terms and provisions set forth herein, unless terminated by either party upon delivering written notice to the other party of its desire not to renew not more than three (3) years and not less than two (2) years prior to the end of the Initial Term, or the then-existing Renewal Term (the “Non-renewal Notice”).
15.2 In the event either party delivers a Non-renewal Notice, the parties agree to engage in good faith discussions for ninety (90) days from the date of receipt of the Non-renewal Notice, which discussions may be extended beyond the initial ninety (90) days by the mutual written agreement of the parties, to negotiate a replacement or successor agreement to this Agreement.
ARTICLE 16
TERMINATION
16.1 This Agreement and/or any Purchase Order may be immediately terminated by either party upon (i) the failure of the other party to comply with laws and regulations which materially affect such party’s rights or reputation and where such failure is not cured within thirty (30) days of receipt of written notice thereof from the other party; or (ii) any material breach of this Agreement by the other party which is not cured within the period prescribed by Article 13 hereof, to the extent such breach may be cured, or (iii) any representation or warranty in this Agreement proves to be false or misleading, (iv) the failure of the parties to mutually agree upon terms for and execute (1) the Ground Lease of Commercial/Industrial Property anticipated to be executed by and between TRONOX and RTI (the “Ground Lease”), and (2) any other material agreement, document or certificate deemed necessary by the parties or a party to fulfill the intent of this Agreement, on or before May 15, 2008, or (v) any default exists under (1) the Ground Lease or (2) any other material agreement, document or certificate executed in connection with this Agreement or the forgoing agreements, which default is not cured within any applicable cure period provided for therein.
16.2 Either party may immediately terminate this Agreement and/or any Purchase Order by written notice to such effect to the other party if (i) bankruptcy, insolvency or reorganization proceedings, or any other analogous proceedings concerning, generally, creditors’ rights, are instituted by or against the other party; or (ii) if the other party is dissolved or liquidated, whether voluntarily or involuntarily; or (iii) if a receiver or trustee is appointed for all or for a substantial part of the assets of the other party; or (iv) if the other party makes an assignment for the benefit of creditors generally.

ARTICLE 17
RIGHTS AND OBLIGATIONS AFTER TERMINATION
17.1 If this Agreement is terminated pursuant to Article 16, the parties hereto shall fulfill the obligations contained in all outstanding Purchase Orders which have not been canceled pursuant to Article 16 hereof.
17.2 No termination of this Agreement shall affect any right or claim of either party that has accrued prior to the effective date of such termination with respect to any sale and purchase of TiCl4 or delivery of Chlorine prior to the effective date of termination, or otherwise arising under this Agreement.
17.3 No termination of this Agreement or any Purchase Order shall terminate, alter or limit the effects of Article 9, Article 11, Article 12, Article 18 (except as limited by Section 16.2) and Article 20, all of which shall survive any such termination.
ARTICLE 18
CONFIDENTIALITY AND NON-SOLICITATION
18.1 The parties hereto consider this Agreement and all of its terms and conditions to be confidential. Each party acknowledges and agrees that it may have access to information, including, but not limited to, intellectual property, trade secrets, business information, ideas and expressions, which are proprietary to and/or embody the substantial creative efforts of the other party (together, with this Agreement, the “Confidential Information”). The parties agree that Confidential Information will remain the sole and exclusive property of the disclosing party (“Disclosing Party”), and the receiving party (the “Receiving Party”) agrees to maintain and preserve the confidentiality of such information, including, but without limitation, taking such steps to protect and preserve the confidentiality of the Confidential Information as it takes to preserve and protect the confidentiality of its own Confidential Information. All materials and information disclosed by either party to the other will be presumed to be Confidential Information and will be so regarded by the Receiving Party unless the Receiving Party can prove that the materials or information are not Confidential Information.
18.2 For the purposes of this Article 18, the obligations, covenants and undertakings contained in this Article 18 shall survive the termination or expiration of this Agreement for five (5) years after the effective date of any termination or expiration of this Agreement.
18.3 The parties agree that the Confidential Information will be disclosed for use by the Receiving Party only for the limited and sole purpose of carrying out the terms of this Agreement.
18.4 The Receiving Party agrees not to disclose or permit any other person or entity access to the Confidential Information, except that such disclosure will be permitted to an employee, agent, representative, independent contractor or customer of the Receiving Party requiring access to the same or any disclosure that is required by applicable law.
18.5 The Receiving Party agrees (i) not to alter or remove any identification of any copyright, trademark or other proprietary rights notice which indicates the ownership of any part of the Confidential Information; and (ii) to notify the Disclosing Party of the circumstances surrounding any possession, use or knowledge of the Confidential Information by any person or entity other than those authorized by this Agreement.

18.6 Confidential Information will exclude any information that (i) has been or is obtained by the Receiving Party from a source independent of the Disclosing Party and not receiving such information from the Disclosing Party; (ii) is or becomes generally available to the public other than as a result of an unauthorized disclosure by the Disclosing Party or its personnel; or (iii) is independently developed by the Receiving Party without reliance in any way on the Confidential Information provided by the Disclosing Party; or (iv) the Receiving Party is required to disclose under judicial order, regulatory requirement, or statutory requirement, provided that the Receiving Party provides written notice and an opportunity for the Disclosing Party to take any available protective action prior to such disclosure.
18.7 During the term of this Agreement and for a period of two (2) years after the expiration or termination of this Agreement, each party agrees and covenants not to directly or indirectly for its own behalf or on behalf of any other party (i) call upon, solicit, entice or otherwise encourage any employee of the other party from leaving the employment of the other party or (ii) hire, employ or offer employment to any employee of the other party, except for any such employee that directly initiates employment discussions with the other party or responds to a general employment advertisement that is not directly targeted at the employees of the other party.
ARTICLE 19
FORCE MAJEURE
19.1 No party shall be liable for or will be considered to be in breach of or default under this Agreement on account of any delay or failure to perform as required by this Agreement or any Purchase Order to the extent that such party is unable to perform, directly or indirectly, due to any cause or circumstance beyond the reasonable control of such party including, without limitation, acts of God (such as fire, flood, storms, earthquake), war (whether declared or not), armed conflict, hostilities, terrorist activities, mobilization, blockade, embargo, detention, revolution, riot, lockout, strike or other labor dispute, unavailability of transportation, changes in any law, statute or rule or the regulations promulgated under such laws, or other unavailability of TRONOX TiCl4 for reason beyond the control of TRONOX. Provided, however, that the provisions of this Article 19 shall not apply if TRONOX is unable to supply TiCl4 due to a chlorinator in the TRONOX Plant that is not operating or otherwise properly functioning, unless such chlorinator is not operating or otherwise properly functioning due to the existence of one or more circumstances described in the preceding sentence.
19.2 The party affected by an event of Force Majeure shall notify the other party hereto within ten (10) days of such event, in writing, as to its commencement and termination. The party so affected shall take reasonable steps to resume performance hereunder with the least possible delay.
19.3 If any of the events set forth in Section 19.1 occur and the failure or delay caused thereby cannot be cured within thirty (30) days, either party may terminate any Purchase Order affected thereby.
ARTICLE 20
DISPUTE RESOLUTION
20.1 In the event a dispute or controversy arises between the parties arising out of, related to or in connection with the interpretation or enforcement of this Agreement and/or any Purchase Order, the parties shall use good faith efforts to attempt to resolve it amicably. If settlement is not reached between the parties hereto, each party reserves the right to pursue any and all available remedies through any federal court having jurisdiction over the parties and/or the subject matter of this Agreement.
ARTICLE 21
GOVERNING LAW
21.1 This Agreement and any Purchase Order shall be governed, construed and enforced in accordance with the laws of the State of Mississippi, notwithstanding any jurisdiction’s choice of law rules to the contrary.
ARTICLE 22
ENTIRE AGREEMENT
22.1 This Agreement and the appendices attached hereto constitute the entire agreement between the parties hereto regarding the subject matter contained herein and wholly cancel, terminate and supersede all previous negotiations, agreements and commitments, whether formal or informal, oral or written, with respect to the subject matter hereof. The parties recognize that, for administrative purposes, documents, such as Purchase Orders, acknowledgments, invoices and similar documents, may be used during the time this Agreement is in force, and in no event shall any term or condition contained in any such administrative documents be interpreted as amending or modifying the terms of this Agreement whether such administrative documents are signed or not.
22.2 Notwithstanding the foregoing, the parties acknowledge that the obligations under this Agreement are subject to and contingent upon the execution and delivery of the Ground Lease and any other material agreement, document or certificate deemed necessary by the parties or a party to fulfill the intent of this Agreement as set out in Section 16.1.
ARTICLE 23
AMENDMENTS
23.1 This Agreement shall not be amended, changed or modified in any manner except by an instrument in writing signed by duly authorized representatives of both parties hereto.
ARTICLE 24
BINDING EFFECT; ASSIGNMENT
24.1 The provisions of this Agreement shall bind and inure to the benefit of each of the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned in whole or in part by any party, except with the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed.
ARTICLE 25
NO WAIVER
25.1 No failure to exercise or delay in exercising any right or remedy under this Agreement or under any Purchase Order by any party shall operate as a waiver thereof or of any other right or remedy which such party may have hereunder or thereunder, nor shall any single or partial exercise of such right or remedy preclude any further exercise thereof or of any other right or remedy which such party may have hereunder or thereunder.

25.2 The rights and remedies provided herein are cumulative and not exclusive of any rights and remedies provided by law, in equity or otherwise.
ARTICLE 26
SEVERABILITY
26.1 In the event that any provision or any portion of any provision of this Agreement is adjudged by a court of competent jurisdiction as provided in Article 20 to be invalid, illegal or unenforceable under the laws of the State of Mississippi, such provision or portion thereof shall be deemed to be deleted from this Agreement and the validity of the remainder of this Agreement shall remain unaffected thereby.
26.2 If any provision of this Agreement, or the application thereof to any party hereto, is held illegal, unenforceable, or otherwise invalid by government promulgation, such holding shall not affect the other provisions or application of this Agreement which can be given effect without the invalid provision; provided that the parties shall promptly negotiate in good faith as to adjustments in this Agreement as may be necessary to make it fair and reasonable.
ARTICLE 27
NOTICES
27.1 All notices, requests or other communications required or permitted to be given hereunder shall be in writing in the English language and shall be deemed duly given (i) when delivered personally to the recipient, (ii) when delivered by facsimile transmission and the sending party has customary evidence of delivery thereof, (iii) one (1) business day after being sent to the recipient by Federal Express or another reputable overnight courier service, charges prepaid, (iv) when delivered by electronic mail transmission and the sending party has customary evidence of delivery thereof, or (v) five (5) business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:
If to TRONOX:
TRONOX LLC
One Leadership Square
Suite 300
Oklahoma City, Oklahoma, 73102
Fax:405.228.6101
Attention: Robert Brown, Vice President, Strategic Planning
and Business Development
E-mail: Robert.Brown@tronox.com
With a copy to the Vice President and General Counsel
Fax: 405.775.5903
E-Mail: Michael.Foster@tronox.com
If to RTI:
RTI Hamilton, Inc.
1000 Warren Avenue
Niles, Ohio 44446
Fax No.: (330) 544-7701
Attention: Stephen Giangiordano, Executive Vice President
E-mail: sgior@rtiintl.com
With a copy to the Vice President & General Counsel
Fax: (412) 893-0027
E-mail: cwhalen@rtiintl.com
Either party may change the address to which notices, requests, demand, claims or other communications hereunder are to be delivered, by giving the other party notice in the manner set forth herein.

ARTICLE 28
HEADINGS
28.1 The headings used in this Agreement are inserted for convenience of reference only and shall not affect the construction or interpretation hereof.
ARTICLE 29
COMPLIANCE WITH LAWS
29.1 RTI and TRONOX shall be responsible for compliance with all applicable federal, state, and local ordinances and regulations applicable to the subject matter covered hereunder and each party shall indemnify and save the other parties harmless from any and all loss, cost (including, but not limited to, reasonable attorney fees and other costs of defense), expense and liability arising from such party’s non-compliance with any such laws, ordinances and regulations.
ARTICLE 30
RECORDS
30.1 Each party agrees to maintain all records pertaining to Purchase Orders and/or releases, invoices and payment as with respect to transactions pursuant to this Agreement for a minimum period of two (2) years following completion of this Agreement and/or Purchase Orders.
ARTICLE 31
MULTIPLE COUNTERPARTS
31.1 This Agreement may be executed in one or more counterparts, by facsimile or otherwise, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

ARTICLE 32
PLURAL; GENDER
32.1 Words used in this Agreement in the singular, where the context so permits, shall be deemed to include the plural and vice versa. Words used in the masculine or the feminine, where the context so permits, shall be deemed to mean the other and vice versa. The definitions of words in the singular in this Agreement shall apply to such words when used in the plural where the context so permits and vice versa, and the definitions of words in the masculine or feminine in this Agreement shall apply to such words when used in the other form where the context so permits and vice versa. Any and all appendices, exhibits and schedules described in this Agreement are hereby incorporated by reference into this Agreement and made a part of this Agreement. Any reference in this Agreement to a section or article number shall mean the section or article number in this Agreement unless otherwise expressly stated.
ARTICLE 33
LIMITATION OF LIABILITY
33.1 IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY IN ANY MANNER, UNDER ANY THEORY OF LIABILITY, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), BREACH OF WARRANTY OR OTHER THEORY, FOR ANY INDIRECT, CONSEQUENTIAL, INCIDENTAL, EXEMPLARY, PUNITIVE, STATUTORY OR SPECIAL DAMAGES, INCLUDING WITHOUT LIMITATION LOST PROFITS AND LOSS OF DATA, REGARDLESS OF WHETHER SUCH PARTY WAS ADVISED OF OR WAS AWARE OF THE POSSIBILITY OF SUCH DAMAGES.  THE LIMITATIONS SET FORTH IN THIS

PARAGRAPH SHALL BE DEEMED TO APPLY TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW AND NOTWITHSTANDING THE FAILURE OF THE ESSENTIAL PURPOSE OF ANY LIMITED REMEDIES SET FORTH IN THIS AGREEMENT.  THE PARTIES ACKNOWLEDGE AND AGREE THAT THEY HAVE FULLY CONSIDERED THE FOREGOING ALLOCATION OF RISK AND FIND IT REASONABLE, AND THAT THE FOREGOING LIMITATIONS IN THIS PARAGRAPH ARE AN ESSENTIAL BASIS OF THE BARGAIN BETWEEN THE PARTIES.
33.2 Notwithstanding the foregoing, the parties expressly acknowledge and agree that the provisions of Section 31.1 do not apply to the obligations and remedies set forth in Section 10.2, and that the remedies described in Section 10.2 are not, and shall not be characterized to be, indirect, consequential, incidental, exemplary, punitive, statutory or special damages.
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized representatives on the day and year first above written.

RTI HAMILTON, INC.		TRONOX LLC

By:	/s/ Stephen R. Giangiordano	By:	/s/ Robert Y. Brown III

Title:	Executive Vice President	Title:	Vice President Strategic Planning
and Business Services
Dated: March 24, 2008		Dated: March 24, 2008

ATTEST:		ATTEST:

By:	/s/ Chad Whalen	By:	/s/ Michael J. Foster

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